Exhibit 99.1
Contact:
Curt Stoelting
CEO
Pete Nicholson
CFO
ph: 630-573-7200

RC2 Reports Solid Results for Third Quarter 2009;
Company Increases 2009 Full Year Net Income Outlook

Oak Brook, IL – October 20, 2009 – RC2 Corporation (NASDAQ:RCRC), today announced solid results for the third quarter and nine months ended September 30, 2009 and an increase to its 2009 full year net income outlook.  Net income for the third quarter 2009 was $13.6 million, or $0.66 per diluted share, as compared with $11.1 million, or $0.64 per diluted share, for the third quarter 2008.  Excluding recall-related and non-recurring items, net income was $11.5 million, or $0.66 per diluted share, for the third quarter 2008.  Net income for the nine months ended September 30, 2009 was $18.7 million, or $1.01 per diluted share, as compared with $6.7 million, or $0.38 per diluted share, for the nine months ended September 30, 2008.  Excluding recall-related and non-recurring items, net income for the nine months ended September 30, 2009 was $19.1 million, or $1.03 per diluted share, as compared with $18.3 million, or $1.03 per diluted share, for the prior year nine month period.

Net sales for the third quarter 2009 decreased by 4.8% to $126.5 million compared with net sales of $132.9 million for the third quarter a year ago.  Net sales for the nine months ended September 30, 2009 decreased by 4.9% to $299.8 million compared with net sales of $315.3 million for the nine months ended September 30, 2008.  Unfavorable fluctuations in foreign currency exchange rates reduced the 2009 third quarter and nine months consolidated net sales by approximately 3% and 5%, respectively.

Third Quarter Operating Results
The 2009 third quarter gross margin decreased slightly to 46.4% as compared with 46.7% in the prior year third quarter.  Selling, general and administrative expenses decreased to $36.9 million, or 29.1% of net sales, in the third quarter 2009 as compared with $41.0 million, or 30.9% of net sales, in the third quarter 2008, primarily due to the impact of the Company’s previously announced operating cost reduction plan, lower variable costs and foreign currency rate fluctuations.  The Company reported operating income of $21.8 million and Adjusted EBITDA of $26.1 million in the third quarter of 2009 as compared with operating income of $20.9 million and Adjusted EBITDA of $24.2 million in the third quarter of 2008.

Year-to-date Operating Results
Gross margin for the nine months ended September 30, 2009 decreased to 43.4% as compared with 46.0% in the nine months ended September 30, 2008, primarily due to less favorable product mix, higher product costs and unfavorable foreign exchange rates, which more than offset cost reduction initiatives and price increases.  Selling, general and administrative expenses decreased to $96.2 million, or 32.1% of net sales, in the nine months ended September 30, 2009, as compared with $112.4 million, or 35.6% of net sales, in the nine months ended September 30, 2008, primarily due to the impact of the Company’s operating cost reduction plan, and to a lesser extent, lower variable costs and foreign currency rate fluctuations.  The Company reported operating income of $33.0 million and Adjusted EBITDA of $45.7 million in the nine months ended September 30, 2009 as compared with operating income of $15.5 million ($30.8 million excluding recall-related and non-recurring items) and Adjusted EBITDA of $46.1 million in the nine months ended September 30, 2008.

Cash and Outstanding Debt
As of September 30, 2009, the Company had cash and cash equivalent balances, as well as unrestricted certificates of deposit, of $91.4 million, outstanding term debt of $60.0 million, and no borrowings outstanding under its $70.0 million line of credit.  Included in the cash and cash equivalent balance at September 30, 2009, was $57.1 million related to net proceeds from the Company’s stock offering completed during the third quarter of 2009.  As of September 30, 2009, excluding the offering proceeds, the Company’s debt, net of cash, improved by $50.5 million as compared with its debt, net of cash, at September 30, 2008.

Commentary
Curt Stoelting, CEO of RC2 commented, “As expected, third quarter sales comparisons were challenging with North American sales showing a small increase which was offset by softness in International sales.  Foreign currency exchange rates had a negative impact on International sales as reported in U.S. dollars of approximately 8% in the third quarter and 16% in the nine months ended September 30, 2009.  We also continued to see sales declines of over 20% in our Specialty retailers, Wholesalers, OEM dealers and Other channel, which has been impacted by both the economic downturn and challenging credit markets.  Despite conservative ordering and tight inventory management, sales in our Chain retailers channel increased nearly 3% in the third quarter and 2% in the nine months ended September 30, 2009.

“Net sales in our mother, infant and toddler products category decreased by 5% in the third quarter primarily due to lower sales in our health / safety and infant toy product lines.  Sales in this category are up 2% in the nine months ended September 30, 2009.  We continue to believe that in 2009 our mother, infant and toddler products category will continue to perform well relative to other consumer product categories, and we expect growth in this category in 2010.

“Net sales trends in our preschool, youth and adult products category improved in the third quarter compared with the first half of 2009, declining 5% in the 2009 third quarter compared with the prior year third quarter versus a decline of 15% in the first half of 2009 compared with the first half of 2008.  We continue to see sales declines across most product lines with the exception of Thomas & Friends Wooden Railway, which has achieved positive sales comparisons both quarterly and year to date.  Sales of our new Super WHY! product line continue to increase.  We have significant new product launches planned in 2010 for new preschool properties including Chuggington® and Dinosaur Train as well as launching a number of new products across our existing product lines.

“We are encouraged by the increase in our third quarter net income.  Gross margins improved in the third quarter as compared with the first half of 2009 due to benefits from both lower product and freight costs, seasonal mix shift to play products, improved operating leverage and improved international margins due to favorable currency fluctuations.  Operating costs were over $4 million lower than in the prior year third quarter primarily due to our operating cost reduction plan and lower variable costs.  In addition to cost reductions, we have benefited from working capital improvements, which when coupled with our increased net income, have generated over $40 million of cash from operations in the first nine months of 2009.

Stoelting concluded, “We continue to anticipate a challenging holiday season in 2009 and remain concerned about the economic environment for 2010.  However, we are encouraged by recent trends and remain focused on our long-term strategic goals, which include both organic growth and growth through acquisition.  Our strong financial position and our experienced, proven management team provide us with an excellent opportunity to continue to deliver solid results in these tough economic times while building toward higher levels of sustainable growth in the future.”

Financial Outlook
Sales and profits are dependent on a number of factors including the ongoing success and expansion of our product lines, successful introductions of new products and product lines and retention of key licenses.  Other key factors include the impact of foreign currency, seasonality, overall economic conditions, including consumer retail spending and shifts in the timing of that spending and the timing and level of retailer orders, especially reorders in the holiday season.  The Company now expects that full year 2009 net income will be higher than the $23.5 million reflected in its previous diluted earnings per share guidance and will range from approximately $25 to $27 million or $1.30 to $1.40 per fully diluted share.  Fully diluted shares now take into account the 4.0 million shares issued in the Company’s stock offering completed in August of 2009 and are estimated at 19.3 million shares for the 2009 full year and 21.9 million shares for the fourth quarter of 2009.

Use of Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the Company has provided certain non-GAAP financial information, including reconciliations of operating income, net income, diluted earnings per common share and Adjusted EBITDA (as described in more detail in the next section).  Management believes that the presentation of these non-GAAP financial measures provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results.  In addition, because the recall-related and non-recurring items were lower in the nine months ended September 30, 2009, as compared with the nine months ended September 30, 2008, the Company believes that the presentation of these non-GAAP financial measures enhances an investor's ability to make period-to-period comparisons of the Company's operating results.  This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results.  The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure.  See the "Calculation of Adjusted EBITDA," "Reconciliation of Net Income," "Reconciliation of Diluted Earnings Per Common Share," and "Reconciliation of Operating Income" tables attached.

Adjusted EBITDA
Adjusted EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization and represents operating profit plus other charges set forth in the attached Calculation of Adjusted EBITDA.  Adjusted EBITDA is not adjusted for all non-cash expenses or for working capital, capital expenditures or other investment requirements and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses.  Thus, Adjusted EBITDA should not be considered in isolation or as a substitute for net income or cash provided by operating activities, each prepared in accordance with GAAP, when measuring RC2’s profitability or liquidity as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.

Earnings Conference Call Information
The Company’s quarterly earnings conference call will be held at 4:45 p.m. EDT on Tuesday, October 20, and is available live and in replay to all analysts/investors through a webcast service.  To listen to the live call, go to www.earnings.com at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on Thomson Reuters.

Company Description
RC2 Corporation (www.rc2.com) is a leading designer, producer and marketer of innovative, high-quality toys, collectibles, and infant and toddler products.  RC2’s infant, toddler and preschool products are marketed under its Learning Curve® (www.learningcurve.com) family of brands which includes The First Years® and Lamaze brands as well as popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street.  RC2 markets its youth and adult products under the Johnny Lightning® (www.johnnylightning.com) and Ertl® (www.ertl.com) brands.  RC2 reaches its target consumers through multiple channels of distribution supporting more than 25,000 retail outlets throughout North America, Europe, Australia, and Asia Pacific.

Forward Looking Statements
Certain statements contained in this release are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "estimate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  the Company is dependent upon continuing licensing arrangements with owners of popular and classic licensed properties such as Thomas & Friends, Bob the Builder, Winnie the Pooh, John Deere and Sesame Street, vehicle manufacturers, agricultural equipment manufacturers and other licensors;  the effect on the Company’s business of the expected termination of the license of the Take Along Thomas & Friends die-cast product line at the end of 2009; risks related to product recalls or product liability claims, compliance with product safety standards and the effect of recalls on the Company’s relationship with licensors, including the effect on renewal and retention of licenses; uncertainty and potential adverse changes in the general economic conditions in the Company's markets, including fluctuating oil prices, declining consumer confidence, unemployment, fluctuations in stock markets, contraction of credit availability, bankruptcy or liquidity problems with our customers or other factors affecting economic conditions generally; currency exchange rate fluctuations, including in the Chinese renminbi, the Hong Kong dollar, the British pound sterling, the Australian dollar, the Euro or the Canadian dollar, could increase the Company’s expenses or reduce the U.S. dollar value of the Company’s assets denominated in foreign currencies, including funds the Company needs to transfer to the U.S.; the effect of the reduced borrowing capacity in the Company’s new credit facility on the Company’s ability to access sufficient working capital, the risk that the Company may not have sufficient cash flows to comply with the payment terms of the new credit facility and the Company’s ability to comply with more restrictive covenants in the new credit facility; increases in the cost of raw materials, labor and other costs to manufacture the Company’s products could increase the Company’s cost of sales and reduce the Company’s gross margins; competition in the markets for the Company's products may increase significantly;  the Company is dependent upon the continuing willingness of leading retailers to purchase and provide shelf space for the Company's products; the Company may not be able to collect outstanding accounts receivable from its major retail customers; the Company relies upon a limited number of independently owned factories located in China to manufacture a significant portion of its products; the Company may not be able to manufacture, source and ship new and continuing products on a timely basis; the Company is dependent upon timely shipping of product and unloading of product through West Coast ports as well as timely rail/truck delivery to the Company’s warehouse and/or customers’ warehouses; customers and consumers may not accept the Company’s products at prices sufficient for the Company to profitably recover development, manufacturing, marketing, royalty and other costs; the inventory policies of retailers, together with increased reliance by retailers on quick response inventory management techniques, may increase the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight shipping schedules; the risk of future write-downs of intangible assets; and the Company may experience unanticipated negative results of litigation.  Such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.  The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

- Tables to Follow -

RC2 Corporation and Subsidiaries
Consolidated Statements of Earnings
(in thousands, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2009	% of Net Sales	2008	% of Net Sales	2009	% of Net Sales	2008	% of Net Sales
Net sales (1)	$126,507	100.0%	$132,856	100.0%	$299,814	100.0%	$315,339	100.0%
Cost of sales (2)	67,982	53.7%	72,114	54.3%	169,884	56.7%	171,162	54.3%
Recall-related items	(197)	-0.1%	(1,357)	-1.0%	(197)	-0.1%	(936)	-0.3%
Gross profit	58,722	46.4%	62,099	46.7%	130,127	43.4%	145,113	46.0%
Selling, general and administrative expenses (2)	36,869	29.1%	41,026	30.9%	96,157	32.1%	112,388	35.6%
Recall-related items	(112)	-%	(1,464)	-1.1%	437	0.1%	15,185	4.8%
Terminated acquisition costs	-	-%	1,416	1.1%	-	-%	1,416	0.5%
Amortization of intangible assets	153	0.1%	219	0.1%	514	0.2%	670	0.2%
Operating income	21,812	17.2%	20,902	15.7%	33,019	11.0%	15,454	4.9%
Interest expense	819	0.6%	1,714	1.3%	2,968	1.0%	4,378	1.4%
Interest income	(153)	-0.1%	(476)	-0.4%	(344)	-0.1%	(1,325)	-0.4%
Write-off of investment	-	-%	2,057	1.5%	-	-%	2,057	0.6%
Other (income) expense, net	(311)	-0.2%	229	0.2%	614	0.2%	171	0.1%
Income before income taxes	21,457	16.9%	17,378	13.1%	29,781	9.9%	10,173	3.2%
Income tax expense	7,864	6.2%	6,269	4.7%	11,071	3.7%	3,476	1.1%
Net income	$13,593	10.7%	$11,109	8.4%	$18,710	6.2%	$6,697	2.1%
Earnings per common share:
Basic	$0.68		$0.65		$1.03		$0.38
Diluted	$0.66		$0.64		$1.01		$0.38

Weighted average shares outstanding:
Basic	20,078		17,210		18,215		17,460
Diluted	20,602		17,463		18,517		17,715

(1) Net sales includes benefits of $439 thousand and $406 thousand of recall-related returns and allowances reversals for the three months ended September 30, 2009 and 2008, respectively. Net sales includes benefits of $439 thousand and $341 thousand of recall-related returns and allowances reversals for the nine months ended September 30, 2009 and 2008, respectively.

(2) Depreciation expense was $2.9 million and $3.2 million for the three months ended September 30, 2009 and 2008, respectively. Depreciation was $8.6 million and $9.4 million for the nine months ended September 30, 2009 and 2008, respectively.

Selected Consolidated Balance Sheet Data
	September 30, 2009	December 31, 2008
	(Unaudited)
Cash and cash equivalents	$86,778	$32,095
Unrestricted certificates of deposit	4,645	-
Trade accounts receivable, net	94,690	91,647
Inventory	70,630	73,989
Accounts payable and accrued expenses	69,846	73,986
Line of credit	-	20,120
Term loan	60,000	75,000
Stockholders’ equity	$235,013	$148,689

RC2 Corporation and Subsidiaries
Supplemental Reporting
(unaudited and in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales by category:
Mother, infant and toddler products	$44,718	$47,004	$137,688	$134,770
Preschool, youth and adult products	81,789	85,852	162,126	180,569
Net sales	$126,507	$132,856	$299,814	$315,339

Net sales by channel:
Chain retailers	$93,117	$90,580	$224,681	$220,552
Specialty retailers, wholesalers, OEM dealers and other	33,390	42,276	75,133	94,787
Net sales	$126,507	$132,856	$299,814	$315,339

Net sales by geographic location:
North America	$99,471	$98,998	$232,195	$234,264
International (1)	27,437	34,106	68,343	81,761
Sales and transfers between segments	(401)	(248)	(724)	(686)
Net sales	$126,507	$132,856	$299,814	$315,339

(1) International sales were negatively impacted from foreign currency exchange rates by approximately 8% and 16% in the three months and nine months ended September 30, 2009, respectively.

Calculation of Adjusted EBITDA
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Income before income taxes	$21,457	$17,378	$29,781	$10,173
Depreciation	2,933	3,232	8,648	9,444
Amortization	153	219	514	670
Compensation expense for equity awards	1,465	1,361	3,812	4,034
Recall-related items	(748)	(3,227)	(199)	13,908
Terminated acquisition costs	-	1,416	-	1,416
Write-off of investment	-	2,057	-	2,057
Loss on disposal of fixed assets	50	1	129	13
Interest expense	819	1,714	2,968	4,378
Adjusted EBITDA	$26,129	$24,151	$45,653	$46,093

Reconciliation of Net Income
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
As reported	$13,593	$11,109	$18,710	$6,697
Recall-related items	5	(1,875)	347	9,263
Terminated acquisition costs	-	943	-	943
Write-off of investment	-	1,370	-	1,370
As adjusted	$13,598	$11,547	$19,057	$18,273

Reconciliation of Diluted Earnings Per Common Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
As reported	$0.66	$0.64	$1.01	$0.38
Recall-related items	-	(0.11)	0.02	0.52
Terminated acquisition costs	-	0.05	-	0.05
Write-off of investment	-	0.08	-	0.08
As adjusted	$0.66	$0.66	$1.03	$1.03

Reconciliation of Operating Income
(in thousands)

Nine Months Ended September 30, 2008
As reported	$15,454
Recall-related items	13,908
Terminated acquisition costs	1,416
Write-off of investment	-
As adjusted	$30,778